Exhibit 99.1

April 4, 2012	MEDIA AND INVESTOR RELATIONS CONTACT:	Jonni Anwar

	Phone:	303/605-1868
	24-Hour:	303/887-5419

DCP MIDSTREAM PARTNERS COMPLETES DROPDOWN OF THE REMAINING

INTEREST IN SOUTHEAST TEXAS FROM DCP MIDSTREAM

DENVER — DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, announced today it has completed the previously announced dropdown of the remaining 66.67 percent interest in DCP Southeast Texas Holdings, GP from the owner of its general partner, DCP Midstream, LLC. The $240 million transaction, which is subject to certain customary working capital and other purchase price adjustments, was financed at closing through a portion of the net proceeds from the Partnership’s recent 10-year senior notes offering and the issuance of 1,000,417 DPM common units to DCP Midstream, LLC.

“This transaction will provide immediate cash flows to support continued distribution growth,” said Mark Borer, president and chief executive officer of the Partnership. “It is another example of how we are co-investing and effectively partnering with our general partner. The completion of this transaction provides a solid start toward meeting our 2012 co-investment objectives.”

The Southeast Texas system is a fully integrated midstream business with 675 miles of natural gas gathering and transportation pipelines, three natural gas processing plants with total processing capacity of 400 million cubic feet per day, natural gas storage assets with storage capacity of 9 billion cubic feet, favorable access to interstate and intrastate gas markets, and NGL market deliveries directly to Exxon Mobil and to Mont Belvieu via the Partnership’s Black Lake NGL pipeline.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP website at http://www.dcppartners.com.

This press release may contain forward-looking statements as defined under the federal securities laws, including projections, estimates, forecasts, plans, and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties, and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected, or expected. Among other risks, there can be no guarantee that the expected benefits of the dropdown transaction will be realized. Other key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are described in detail in the Partnership’s periodic reports filed with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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